EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-152120 and 333-103278 on Form S-8 of Mission Community Bancorp of our report dated March 31, 2011, relating to our audit of the consolidated financial statements which appears in this Annual Report on Form 10-K of Mission Community Bancorp for the year ended December 31, 2010.

/s/ Perry-Smith LLP

Sacramento, California
March 31, 2011